                                                                    EXHIBIT 10.2




                            STOCK PURCHASE AGREEMENT

                                  by and among

                       MS ACQUISITION CORP., the Company,

                        the STOCKHOLDERS of the Company,

                     the MANAGEMENT HOLDERS of the Company

                                      and

                          AETNA HOLDINGS, INC., Buyer,

                          Dated as of August 13, 1996

                            STOCK PURCHASE AGREEMENT

                                     INDEX

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                                                                                         PAGE
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
SECTION 1.    SALE OF THE COMPANY SHARES AND PURCHASE PRICE...........................     2
  1.1         Transfer of Company Shares..............................................     2
  1.2         Purchase Price and Payment..............................................     3
  1.3         Exchange of Options.....................................................     3
  1.4         Prepayment of Notes and Deferred Obligations............................     3
  1.5         Stockholders' Representative............................................     4
  1.6         Closing.................................................................     5

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING PARTIES..............     5
  2.1         Organization............................................................     6
  2.2         Certificate of Incorporation and By-Laws................................     6
  2.3         Capitalization..........................................................     6
  2.4         Authority Relative to this Agreement....................................     7
  2.5         Consents and Approvals; No Violations...................................     7
  2.6         Compliance..............................................................     8
  2.7         Financial Statements and Undisclosed Liabilities........................     9
  2.8         Absence of Certain Changes..............................................     9
  2.9         Environmental Matters...................................................    10
  2.10        Litigation..............................................................    11
  2.11        Employee Benefit Plans..................................................    12
  2.12        Trademarks, Patents and Copyrights......................................    13
  2.13        Taxes...................................................................    13
  2.14        Labor Matters...........................................................    14
  2.15        Real Estate.............................................................    15
  2.16        Inventory...............................................................    17
  2.17        Accounts Receivable.....................................................    18
  2.18        Brokers.................................................................    18
  2.19        Contracts and Other Agreements..........................................    18
  2.20        Banking Facilities......................................................    19
  2.21        Insurance...............................................................    20
  2.22        Affiliate Transactions..................................................    20
  2.23        Tangible Personal Property..............................................    20

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS......................    20
  3.1         Company Shares..........................................................    20
  3.2         Authority...............................................................    21
  3.3         Consents and Approvals; No Violations...................................    21

                                     (i)

                                                                                         PAGE
                                                                                         ----
SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER.................................    22
  4.1         Organization............................................................    22
  4.2         Certificate of Incorporation and By-Laws................................    22
  4.3         Authority Relative to this Agreement....................................    22
  4.4         Consents and Approvals; No Violations...................................    22
  4.5         Brokers.................................................................    23

SECTION 5.    COVENANTS...............................................................    23
  5.1         Indemnification and Insurance...........................................    23
  5.2         Conduct of Business of the Company......................................    24
  5.3         No Solicitation.........................................................    25
  5.4         Access to Information; Confidentiality..................................    26
  5.5         Public Announcements....................................................    26
  5.6         Agreement Not To Merge..................................................    26
  5.7         Agreement To Issue Shares...............................................    26

SECTION 6.    CONDITIONS..............................................................    27
  6.1         Conditions to the Obligations of Buyer..................................    27
  6.2         Conditions to the Obligations of the Stockholders and the Management
              Holders.................................................................    28

SECTION 7.    INDEMNIFICATION.........................................................    29
  7.1         Indemnification by the Stockholders and Management Holders..............    29
  7.2         Limitations on Indemnification by the Stockholders and Management
              Holders.................................................................    29
  7.3         Indemnification by Buyer................................................    30
  7.4         Limitation on Indemnification by Buyer..................................    30
  7.5         Notice; Defense of Claims...............................................    30
  7.6         Satisfaction of Stockholder Indemnification Obligations.................    30

SECTION 8.    TERMINATION OF AGREEMENT................................................    33
  8.1         Termination.............................................................    33
  8.2         Effect of Termination...................................................    33
  8.3         Amendment...............................................................    34
  8.4         Extension; Waiver.......................................................    34

SECTION 9.    MISCELLANEOUS...........................................................    34
  9.1         Fees and Expenses.......................................................    34
  9.2         Governing Law...........................................................    34
  9.3         Notices.................................................................    34
  9.4         Descriptive Headings....................................................    38
  9.5         Counterparts............................................................    38
  9.6         Termination of Other Agreements.........................................    38

                                     (ii)

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
  9.7         Entire Agreement; Assignment............................................    38
  9.8         Remedies................................................................    39
  9.9         Parties in Interest.....................................................    39
  9.10        Severability............................................................    39
  9.11        Indemnification by the Company and Buyer with Respect to Senior Notes...    39
  9.12        Further Assurances: Post-Closing Cooperation............................    39
  9.13        Limited Recourse........................................................    40
  9.14        Release of Representing Parties by Stockholders.........................    40
  9.15        Certain Definitions.....................................................    40
  9.16        Survival of Representations and Warranties..............................    41






                                    (iii)

                            STOCK PURCHASE AGREEMENT

     AGREEMENT, dated as of August 13, 1996 (the "Agreement"), by and among MS ACQUISITION CORP., a Delaware corporation (the "Company"), THE BERKSHIRE FUND, A Massachusetts limited partnership ("Berkshire"), BERKSHIRE PARTNERS LLC, a Massachusetts limited liability company ("Berkshire Partners"), as Escrow Agent, BRADLEY M. BLOOM, J. CHRISTOPHER CLIFFORD, RUSSELL L. EPKER, CARL FERENBACH, RICHARD K. LUBIN, LEA ANNE S. OTTINGER and KEVIN T. CALLAGHAN (collectively, together with Berkshire and Berkshire Partners, the "Berkshire Stockholders"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey mutual insurance company ("Prudential"), PRUCO LIFE INSURANCE COMPANY, an Arizona corporation ("Pruco"); STATE TREASURER OF THE STATE OF MICHIGAN, AS CUSTODIAN OF THE PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM, STATE EMPLOYEES' RETIREMENT SYSTEM, MICHIGAN STATE POLICE RETIREMENT SYSTEM, JUDGES' RETIREMENT SYSTEM, AND PROBATE JUDGES' RETIREMENT SYSTEM (collectively "Michigan"); and JEROME SINGER, DOUGLAS
A. THAL, ROBERT J. KLEIN, and STEVEN SINGER (the "Former Management Stockholders"), who are all the holders of the Company's capital stock (herein collectively referred to as the "Stockholders" and individually as a "Stockholder"); UELI SPRING, HAROLD BROWN and GARY EASTERLY (for purposes of
Section 2, the "Representing Parties"); EDWARD LAWSON, DANIEL PIERCE, DAVID THAL and RALPH BREDENBECK (herein collectively referred to, together with the Representing Parties, as the "Management Holders" and each of the Management Holders is individually referred to as a "Management Holder"); and AETNA HOLDINGS, INC., a Delaware corporation ("Buyer").

                                   WITNESSETH

     WHEREAS, the Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of the shares of the Company's Class A Common Stock, par value $.01 per share ("Old Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Old Class B Common Stock" and, together with the Old Class A Common Stock, the "Old Common Stock") and the shares of the Company's Series A Participating Preferred Stock, par value $.01 per share ("Old Series A Preferred Stock") and Series B Participating Preferred Stock, par value $.01 per share ("Old Series B Preferred Stock" and, together with the Old Series A Preferred Stock, the "Old Preferred Stock"; the Old Common Stock and the Old Preferred Stock are hereinafter collectively referred to as the "Old Stock"), as set forth on Exhibit A to the Recapitalization and Stock Purchase Agreement (as defined below); and

     WHEREAS, Berkshire Partners owns shares of Old Stock as Escrow Agent pursuant to Escrow Agreements dated as of March 3, 1989 and April 23, 1991, as amended, by and among Berkshire Partners and certain other Berkshire Stockholders, Prudential, Pruco and Michigan, as set forth on Exhibit A to the Recapitalization and Stock Purchase Agreement (as defined below); and

     WHEREAS, the Company, the Stockholders and Citicorp Venture Capital,
Ltd., a New York corporation ("CVC"), have entered into a Recapitalization and Stock Purchase Agreement dated as of the date hereof (the "Recapitalization and Stock Purchase Agreement") pursuant to which (i) the Company shall cause a reclassification of the stock of the Company (the "Recapitalization") whereby each Stockholder shall receive, in exchange for all of such Stockholder's shares of Old Stock, shares of the Company's Class A Common Stock, par value $.01 per share ("New Class A Common Stock"), the Company's Class B Common Stock, par value $.01 per share ("New Class B Common Stock" and, together with the New Class A Common Stock, the "New Common Stock") and the Company's Series A Cumulative Convertible Preferred Stock, par value $.01 per share ("New Series A Preferred Stock"; the New Common Stock and the New Series A Preferred Stock are hereinafter collectively referred to as the "New Stock"); and (ii) each Stockholder will sell a portion of such Stockholder's shares of New Stock to CVC (the "Stock Purchase") as set forth on Exhibit A to the Recapitalization and Stock Purchase Agreement; and

     WHEREAS, the Company and each Management Holder desires to cancel all of such Management Holder's options to purchase shares of Old Class A Common Stock (collectively, "Employee Options") in exchange for shares of New Class A Common Stock, New Class B Common Stock, New Series A Preferred Stock and certain deferred obligations of Buyer (the "Deferred Obligations") issued by the Company on behalf of Buyer on substantially the same terms and conditions as the Notes (as defined below); and

     WHEREAS, each Stockholder also desires to sell a portion of the shares of New Stock (the "Company Shares") to be held by such Stockholder immediately after the Recapitalization to Buyer and Buyer desires to acquire the Company Shares, as set forth on Exhibit A attached hereto.

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1. SALE OF THE COMPANY SHARES AND PURCHASE PRICE.

     1.1 Transfer of Company Shares. At the Closing (as defined in Section 1.6), each Stockholder shall deliver or cause to be delivered to Buyer one or more certificates representing the Company Shares then owned by such Stockholder, as listed on Exhibit A attached hereto. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank to effect a valid transfer of such Company Shares by such Stockholder, free and clear of any and all liens, security interests, Options (as defined in Section 2.3), encumbrances, equities, charges or claims of any kind whatsoever, except as set forth in the Stockholders Agreement to be executed prior to the Stock Purchase or the Company's Certificate of Incorporation, as then in effect (collectively, "Liens") and except for any Liens created by or through Buyer.

     1.2 Purchase Price and Payment. At the Closing, Buyer shall, upon the surrender by each Stockholder of the certificate(s) representing the Company Shares and in exchange for the sale by such Stockholder of the Company Shares, pay $11,080,730, such amount being the aggregate cash amount owing to the Stockholders hereunder, to an account established by the Company, as agent, on behalf of the Stockholders and Buyer shall deliver to each Stockholder an amount of 11% junior subordinated debentures of Buyer, due 2007 in the form of Exhibit C attached hereto including any Series A or Series B Secondary Notes (as such terms are defined therein) issued thereon (collectively, the "Notes"), as set forth following such Stockholder's name on Exhibit A attached hereto. At the closing, the Company shall pay to each Stockholder (i) the amounts of cash as set forth following such Stockholder's name under the heading "Consideration to be Received by Stockholder" on Exhibit A attached hereto and (ii) an additional amount of cash, if any, as set forth following such Stockholder's name under the heading "Additional Cash Payment" on Exhibit A attached hereto.

     1.3 Exchange of Options. Simultaneously with the Closing, the Company and each Management Holder agrees that such Management Holder shall surrender to the Company for cancellation all Employee Options held by such Management Holder and, in exchange for such surrender, the Company shall issue to such Management Holder the number of shares of New Class A Common Stock, New Class B Common Stock and New Series A Preferred Stock, the amount of Deferred Obligations and cash, each as set forth on Exhibit B attached hereto.

     1.4 Prepayment of Notes and Deferred Obligations. On each August 13, November 13, February 13 and May 13 (each, a "Prepayment Date"), Buyer shall pay or prepay, as the case may be, principal and interest on the Notes, the Series A Secondary Notes (as such term is defined in the Notes), the Series B Secondary Notes (as such term is defined in the Notes) and the Deferred Obligations, in an aggregate amount equal to the amount permitted to be paid as a dividend by Aetna Industries, Inc. ("Aetna") on each such Prepayment Date by the terms of the documents relating to the Senior Debt (as such term is defined in the Notes as provided for, and subject to the limitations set forth, in this Section 1.4). If a Prepayment Date is the same as the date on which interest is due and payable on the Notes and Deferred Obligations, then the amounts to be prepaid on such Prepayment Date shall be allocated and paid, pro rata among the Notes and Deferred Obligations, in the following priority: (i) first, to pay all interest due and payable on the Notes and Deferred Obligations on such Prepayment Date;
(ii) second, to pay any remaining principal on any Series A Secondary Notes or the corresponding obligations under the Deferred Obligations then outstanding; and (iii) third, to pay the remaining "Prepayment Principal Amount" (as such term is defined in the Notes) of any Notes or Deferred Obligations then outstanding. If a Prepayment Date is not the same as a date on which interest is due and payable on the Notes and Deferred Obligations, then the amounts to be prepaid on such Prepayment Date shall be allocated and paid, pro rata among the Notes and Deferred Obligations, in the following priority: (W) first, to pay all interest accrued but not yet paid on the Series A Secondary Notes or the corresponding obligations under the Deferred Obligations; (X) second, to pay all interest accrued but not yet paid on the remaining Prepayment Principal Amount or; (Y) third, to pay any remaining principal on any Series A Secondary Notes or the corresponding obligations under the Deferred Obligations; and (Z) fourth, to pay the remaining Prepayment Principal Amount. The total amount of all payments pursuant to subsection (iii) and subsection (Z) shall not exceed $2,500,000.

     1.5 Stockholders' Representative.

         (a) In order to administer efficiently (i) the implementation of the Agreement by certain of the Stockholders, (ii) the waiver of any condition to the obligations of such Stockholders, and (iii) the settlement of any dispute with respect to the Agreement, the Former Management Stockholders, the Management Holders and the Berkshire Stockholders, with the exception of Berkshire and Berkshire Partners, (the "Designating Stockholders") hereby designate Russell L. Epker as their representative (the "Stockholders' Representative").

         (b) The Designating Stockholders hereby authorize the Stockholders' Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Designating Stockholders and the settlement of any dispute, (ii) to give and receive all notices required to be given under the Agreement with respect to the Designating Stockholders and
(iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Designating Stockholders by the terms of this Agreement, including without limitation, the execution and delivery of documents to transfer the Company Shares to Buyer.

         (c) Each Designating Stockholder hereby specifically authorizes and directs the Stockholders' Representative to execute on behalf of such Designating Stockholder the certificates to be delivered to Buyer by the Representing Parties and the Stockholders pursuant to Section 6.1 unless such authorization and direction shall have been revoked by such Designating Stockholder in writing prior to the Closing.

         (d) In the event that the Stockholders' Representative dies, becomes legally incapacitated or resigns from such position, Robert J. Small shall fill such vacancy and shall be deemed to be the Stockholders' Representative for all purposes of this Agreement unless otherwise determined by the Designating Stockholders owning a majority of the shares of New Stock held (on a fully diluted basis) by all Designating Stockholders; however, no change in the Stockholders' Representative shall be effective until Buyer is given notice of such change by one or more of the Designating Stockholders.

         (e) All decisions and actions by the Stockholders' Representative in accordance with this Agreement shall be binding upon all of the Designating Stockholders, and no Designating Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

         (f) By their execution of this Agreement, the Designating Stockholders agree that:

             (i) Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to any actions required or permitted to be taken by the Designating Stockholders or the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Stockholders' Representative;

            (ii) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Designating Stockholders and no Designating Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

           (iii) remedies available at law for any breach of the provisions of this Section 1.5 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.5; and

            (iv) the provisions of this Section 1.5 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Designating Stockholders to the Stockholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Designating Stockholder.

        (g) All fees and expenses incurred by the Stockholders' Representative shall be paid pro rata by the Designating Stockholders in accordance with their ownership of New Common Stock.

     1.6 Closing. The closing of the purchase and sale of the Company Shares (the "Closing") shall take place at the offices of Morgan Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 on the same day as and promptly after the Stock Purchase Closing (as defined in the Recapitalization and Stock Purchase Agreement) contemplated by the Recapitalization and Stock Purchase Agreement (or at such other time, date and place as the parties may agree).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING PARTIES

     The Representing Parties, jointly and severally, represent and warrant to Buyer that except as set forth in the disclosure letter to be delivered to Buyer prior to the Closing (the "Disclosure Letter"):

     2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Aetna is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Aetna Export Sales Corp. ("Export") is a corporation duly organized, validly existing and in good standing under the laws of the United States Virgin Islands. Aetna and Export are the only subsidiaries of the Company. The Company and each of its subsidiaries have the requisite corporate power and authority to own, lease and operate their properties and to conduct their businesses as currently conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). The term "Company Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole. Except for its ownership of the subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for or into, any equity or similar interest in any person.

     2.2 Certificate of Incorporation and By-Laws. The Company has previously delivered to Buyer a true, complete and correct copy of the Certificate of Incorporation and By-Laws (or equivalent organizational documents), each as amended to date, of the Company and each of its subsidiaries. Such Certificates of Incorporation and By-Laws (and equivalent organizational documents) are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its Certificate of Incorporation or By-Laws (or equivalent organizational documents).

     2.3 Capitalization. The authorized capital stock of the Company consists solely of (i) 1,040,000 shares of Old Class A Common Stock, (ii) 1,040,000 shares of Old Class B Common Stock, (iii) 80,168 shares of Old Series A Preferred Stock and (iv) 250,000 shares of Old Series B Preferred Stock. As of the date of this Agreement, (i) 525,000 shares of Old Class A Common Stock are issued and outstanding, (ii) 400,000 shares of Old Class B Common Stock are issued and outstanding, (iii) 80,168 shares of Old Series A Preferred Stock are issued and outstanding and (iv) 84,485 shares of Old Series B Preferred Stock are issued and outstanding. Upon the Recapitalization, the authorized capital stock of the company will consist solely of (i) 5,000,000 shares of New Class A Common Stock, (ii) 5,000,000 shares of New Class B Common Stock, (iii) 293,123.320 shares of New Series A Preferred Stock and (iv) 2,000,000 shares of a class of preferred stock, par value $.01 per share. All of the outstanding shares of Old Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Neither the Company nor any of its subsidiaries has any outstanding options, warrants, subscriptions or other rights (including without limitation any "phantom" stock rights), agreements, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries, or entitling any person other than the holder of shares of capital stock or Options, if any, to receive from the Company or any of its subsidiaries any benefits or rights similar to benefits or rights enjoyed by or accruing to a holder of shares of capital stock. The Company owns all of the outstanding shares of capital stock of Aetna (consisting of 1,000 shares of common stock) and Aetna owns all of the outstanding shares of capital stock of Export (consisting of 1,000 shares of common stock), and all such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all Liens. There are no agreements or understandings to which the Company or any subsidiary of the Company is a party with respect to the voting of, or other interest in any shares of Old Stock or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or Option of the Company or any subsidiary of the Company, or to make any investment in any subsidiary or any other person. Neither the Company nor any subsidiary of the Company is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and Registration Rights Agreement to be executed and delivered in connection with this Agreement (collectively, the "Operative Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Operative Documents by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Operative Documents, and to consummate the transactions contemplated thereby. The Operative Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

     2.5 Consents and Approvals; No Violations.

         (a) The execution and delivery of the Operative Documents by the Company does not, and the performance of the transactions contemplated by the Operative Documents by the Company will not, except for agreements to be terminated at the Closing pursuant to Section 9.6, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority (a "Governmental Entity") or any other person except for where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, (X) would not prevent or delay consummation of the transactions contemplated by this Agreement, (Y) would not otherwise prevent or delay the Company from performing its obligations under this Agreement and (Z) would not have a Company Material Adverse Effect.

        (b) The execution and delivery of the Operative Documents by the Company does not, and the performance of the transactions contemplated by the Operative Documents by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws (or equivalent documents) of the Company, (ii) violate any order, writ, injunction, decree, statute, treaty, law, rule or regulation applicable to the Company or any of its subsidiaries, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement (except for agreements which will be terminated at the Closing pursuant to Section 9.6), lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their respective assets is bound or
(iv) result in the creation or imposition of any Lien upon the Company or any of its subsidiaries or any of their respective assets, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (X) would not prevent or delay consummation of the transactions contemplated by this Agreement, (Y) would not otherwise prevent or delay in any material respect the Company from performing its obligations under this Agreement and (Z) would not have a Company Material Adverse Effect.

     2.6 Compliance.

        (a) The Company and its subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body or other Governmental Entity material to the conduct of their businesses on a consolidated basis (collectively, "Company Permits"), and such Company Permits are in full force and effect and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Company Permit except where the failure to have any such Company Permit would not have a Company Material Adverse Effect.

        (b) Neither the Company nor any of its subsidiaries is in default or violation of (i) any law, rule, ordinance, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or of any Company Permit or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party, except for such defaults or violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Since January 1, 1993, neither the Company nor any of its subsidiaries has received notice of any investigation or review by any Governmental Entity or any other person concerning any such possible violations by the Company or any of its subsidiaries, nor has any Governmental Entity or any other person notified the Company or any of its subsidiaries in writing of its intention to conduct the same, in each case other than those the outcome of which would not have a Company Material Adverse Effect.

     2.7 Financial Statements and Undisclosed Liabilities.

        (a) The Company has previously delivered to Buyer a true, complete and correct copy of its audited consolidated financial statements for the years ended December 31, 1995 and 1994 (the "Audited Financial Statements") and its unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1996 (the "Current Balance Sheet") and the related statements of operations and accumulated deficit and cash flows for the six-month period then ended (collectively with the Current Balance Sheet, the "Current Financial Statements"). The Audited Financial Statements and the Current Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated in the notes thereto and except that the Current Financial Statements do not contain footnotes meeting the requirements of GAAP) and fairly present the consolidated financial position, accumulated deficit and results of operations of the Company and its subsidiaries on a consolidated basis as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of the Current Financial Statements, to normal year-end adjustments consistent with past practice).

        (b) Except (i) as set forth in the Current Financial Statements, (ii) as set forth in or described in this Agreement or the Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business since December 31, 1995 which would be required to be included as a liability on a consolidated balance sheet prepared in accordance with GAAP as of the date hereof, or (iv) all other liabilities or obligations incurred in the ordinary course of business, the Company and its subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for any liability or obligation which will not have a Company Material Adverse Effect.

     2.8 Absence of Certain Changes. Since June 30, 1996, there has not been
(i) a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of any capital stock of the Company or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of their respective securities (including any Options), other than dividends by a subsidiary to the Company; (iii) any entry into any agreement, commitment or transaction by the Company or any of its subsidiaries that is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (iv) any significant change by the Company or any subsidiary in accounting methods, principles or practices, (v) any acquisition, sale, lease, transfer or disposition by the Company or its subsidiaries of any material assets or properties used or held for use in the conduct of their respective businesses, or any creation or incurrence of a Lien on any such assets or properties, in each case other than in the ordinary course of business consistent with past practice; (vi) any authorization, issuance, sale, delivery or other disposition by the Company or any subsidiary of any shares of capital stock (other than pursuant to the exercise of any options or conversion rights) of, or any Option with respect to, the Company or any of its subsidiaries, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of, or any Option with respect to (except as contemplated by this Agreement), the Company or any of its subsidiaries; (vii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset individually or in the aggregate of the Company or any of its subsidiaries and having a Company Material Adverse Effect; (viii) except in the ordinary course of business consistent with past practice or pursuant to working capital credit facilities in existence on the date of this Agreement, an incurrence of any long-term indebtedness for borrowed money, a guarantee of any indebtedness, an issuance or sale of debt securities or warrants or rights to acquire any debt securities, a guarantee of any debt of others, any loan, advance or capital contribution, any mortgage, pledge or other encumbrance of any material assets, or the creation of any material Lien thereupon; (ix) an increase in the compensation payable or to become payable to the Company's executive officers or employees, except for increases in the ordinary course of business in accordance with past practice which do not result in a material increase in benefits or compensation expense to the Company or its subsidiaries taken as a whole, or the grant of any severance or termination pay to, any director or executive officer of it or any of its subsidiaries other than in the ordinary course of business, or the establishment, adoption, or amendment in any material respect or the acceleration of any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee except as is provided therein; (x) any transaction with an affiliate of the Company except in the ordinary course of business; (xi) any transaction with any Berkshire Stockholder, Prudential, Pruco or Michigan; or (xii) any agreement (other than this Agreement, the Recapitalization and Stock Purchase Agreement, and agreements contemplated hereby or thereby) entered into by the Company to take any of the foregoing actions.

     2.9 Environmental Matters.

         (a) The Company and its subsidiaries are in compliance with all Environmental Laws, except for any noncompliance individually or in the aggregate that does not have a Company Material Adverse Effect. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, common law and orders that purport to regulate the release of Hazardous Materials (as defined herein) or other materials into the environment, or impose requirements relating to environmental protection. "Hazardous Materials" shall mean petroleum and petroleum products, radioactive materials, pesticides, asbestos and asbestos-containing materials, polychlorinated biphenyls, and any materials or substances defined as or included in the definition of "hazardous materials," hazardous wastes," "hazardous substances," "toxic substances," "toxic pollutants," "pollutants," "contaminants," "solid wastes," or "regulated substances" under any applicable Environmental Law. The Company has previously delivered to Buyer a true and complete copy of environmental assessment reports prepared by Dames & Moore with respect to Aetna's facilities (collectively, such reports are referred to as the "Environmental Reports") and any other written reports relating to the environmental condition of any of the Owned Real Estate, Leased Real Estate, or any properties formerly owned or leased by the Company or its subsidiaries which are in the possession of the Company, its subsidiaries or its agents.

        (b) To the knowledge of the Company, there are no Hazardous Materials present and there has been no material release or threat of material release of any Hazardous Material on, in, under, from or to the Owned Real Estate or Leased Real Estate (as such terms are defined in Section 2.15) or any property formerly owned or leased by the Company or its Subsidiaries for which the Company or its subsidiaries could incur material liability, except is indicated by the information set forth in the Environmental Reports.

        (c) No Lien has been imposed on the Owned Real Estate or, to the Company's knowledge, Leased Real Estate by any governmental agency at the federal, state, or local level in connection with the presence of any hazardous material.

        (d) None of the Company or either of its subsidiaries has: (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to environmental matters relating to the Owned Real Estate or Leased Real Estate or any property formerly owned or leased by the Company or its subsidiaries, the operations of the Company or its subsidiaries, or any off-site location to which the Company or its subsidiaries sent Hazardous Materials for treatment, storage, handling or disposal; (ii) received since January 1, 1995 written notice under the citizen suit provision of any Environmental Law in connection with the Owned Real Estate or the Leased Real Estate, any property formerly owned or leased by the Company or its subsidiaries or the operations of the Company or its subsidiaries; (iii) received since January 1, 1995 any written request for information, notice, demand letter, administrative inquiry, or complaint with respect to environmental matters relating to the Owned Real Estate or the Leased Real Estate, any property formerly owned or leased by the Company or its subsidiaries, or any off-site location to which the Company or its subsidiaries sent Hazardous Materials for treatment, storage, handling or disposal; or (iv) been subject to any governmental or citizen enforcement action with respect to environmental matters relating to the Owned Real Estate or the Leased Real Estate, any property formerly owned or leased by the Company or its subsidiaries, the operations of the Company or its subsidiaries or any off-site location to which the Company or its subsidiaries sent Hazardous Materials for treatment, storage, handling or disposal.

     2.10 Litigation. There is no litigation, suit, action, proceeding, or complaint pending or, to the knowledge of the Company and its subsidiaries, threatened against the Company or any of its subsidiaries as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement. Prior to the date hereof, the Company has delivered to Buyer all responses of counsel to the Company or its subsidiaries to auditor's request for information delivered in connection with the Audited Financial Statements.

     2.11 Employee Benefit Plans.

          (a) Disclosure. Section 2.11 of the Disclosure Letter contains a true and complete list of all pension, benefit, profit sharing, retirement, stock, deferred compensation, welfare, insurance, disability, severance pay and other similar plans, programs and agreements, including all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by the Company or its subsidiaries, covering employees of the Company or any entity (a "Commonly Controlled Entity") that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code") (each an "Employee Plan"). Neither the Company nor any subsidiary has any current or future obligation under any plan or arrangement providing health care benefits or other financial benefits to former employees (other than pension benefits under the defined benefit plans disclosed in Section 2.11 of the Disclosure Letter and benefits required to be provided under part 6 of subtitle B of title I of ERISA).

          (b) Prohibited Transactions. With respect to each Employee Plan, there has been no nonexempt "prohibited transaction," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, in connection with which Buyer could be subject to a material liability due to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (c) Compliance. All Employee Plans comply in all material respects with, and have been administered in material compliance with, all laws, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. Neither the Company nor Aetna has any liability under Title IV of ERISA, nor has any event or circumstance occurred which would reasonably be expected to result in such a liability being asserted by any party, including the Pension Benefit Guaranty Corporation, with respect to any Employee Plan or any other plan subject to Title IV of ERISA (other than the payment of annual premiums). No Employee Plan that is subject to Section 302 of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency"
(as defined in such sections), whether or not waived; nor has the Company or any Commonly Controlled Entity failed to pay any amounts due and owing as required by the terms of any Employee Plan. If each Employee Plan which is subject to Title IV of ERISA were terminated in a "standard termination" (as described in Section 4041(b) of ERISA) as of the Effective Time, the current value of the assets of such Employee Plan would equal or exceed the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of such Employee
Plan as determined on such date. There has been no partial termination of any Employee Plan that would require full vesting under the terms of such Employee Plan, the Code, ERISA or any other applicable law or ruling.

          (d) Multiemployer Plans. Neither the Company nor Aetna has within six
(6) years prior to the Closing been obligated, nor has any other entity within six (6) years prior to the Closing been obligated at any time when such entity was a Commonly Controlled Entity, to contribute to any "multiemployer plan" as such term is defined in Section 4001(a)(3) of

ERISA. Neither the Company nor Aetna has any "withdrawal liability," as computed under Section 4211 of ERISA, with respect to any such plan.

        (e) Copies of Employee Plans and Related Documents. Copies of all Employee Plans which have been reduced to writing, together with copies of determination letters and annual reports with respect to each qualified Employee Plan, have been provided to Buyer.

        (f) Qualifications. Each Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) intended to qualify under
Section 401(a) of the Code is, and at all times has been, so qualified and has been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has since occurred which would cause the loss of such qualification or exemption.

        (g) Claims and Litigation. There are no pending claims, suits or other proceedings in connection with any Employee Plan by present or former employees of the Company or its subsidiaries, plan participants, beneficiaries or spouses of any of the above, other than claims by participants or beneficiaries of such Employee Plan for ordinary and usual benefits to which such beneficiaries or participants are entitled under the terms of such Employee Plan.

     2.12 Trademarks, Patents and Copyrights. The Company and its subsidiaries own, or possess adequate licenses or other rights to use, all patents, trademarks, trade names, copyrights, service marks, trade secrets, know-how and other proprietary rights used in connection with the business of the Company and its subsidiaries as currently conducted (the "Company Proprietary Rights") other than any such Company Proprietary Rights which are not material to the Company and its subsidiaries, and no assertion or claim has been made in writing since January 1, 1993 challenging the validity of any of the Company Proprietary Rights. To the knowledge of the Company, the conduct of the business of the Company and its subsidiaries as currently conducted does not conflict with any patent, license, trademark, trade name, or copyright of any other person. Neither the Company nor any subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use Company Proprietary Rights, which default individually or in the aggregate would cause a Company Material Adverse Effect. The Company has received no written claim or threat that any such conflict exists, and no litigation, claim, suit, action, proceeding, or complaint concerning the foregoing has been filed or is ongoing.

     2.13 Taxes. The Company and its subsidiaries have duly and timely filed all Tax Returns required to be filed by them through the date hereof and have paid all Taxes shown on such Tax Returns or pursuant to any assessments received by the Company or its subsidiaries, unless contested in good faith in appropriate proceedings, and all such Tax Returns are correct and complete in all material respects. All monies (except for amounts that are not material) required to be withheld by the Company or its subsidiaries from employees, independent contractors, creditors or other third parties for taxes have been collected or withheld, and either duly and timely paid to the appropriate Taxing Authorities or set aside in accounts for such purposes, except where the failure to do so will not have a Company Material Adverse Effect. The provisions for current Taxes made on the Current Financial Statements are sufficient for the payment of all accrued and unpaid Taxes not yet due and payable as of such date, except where failure to be so will not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement extending, or having the effect of extending, the time within which to file any Tax Return or the period of assessment or collection of any Taxes. Neither the Internal Revenue Service nor any other Taxing Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any of its subsidiaries any material deficiency or material claim for additional Taxes or interest thereon or penalties in connection therewith. There are no liens for Taxes upon the assets of the Company and its subsidiaries. Neither the Company nor any subsidiary (i) is a party to or is bound by any obligations under any tax sharing, tax indemnity or similar agreement or arrangement, (ii) has made or is subject to any election under section 341(f) of the Internal Revenue Code of 1986, as amended, (iii) has made or is subject to any election or deemed election under section 338 or section 336(a) of the Code or the regulations thereunder, (iv) has agreed to make any adjustment under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise, or (v) has since January 1, 1990 been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose (other than a group consisting solely of the Company and its subsidiaries). Aetna Export made a valid election to be classified as a "small FSC" within the meaning of section 922(b) of the Code for its taxable year commencing January 1, 1988, and has qualified as a small FSC for all of its taxable years commencing on or after January 1, 1988, through the date of the Closing, except where the failure to do so would not be material to the Company and its subsidiaries on a consolidated basis. "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum or other taxes, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto. "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax. "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any federal, state, local or foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

     2.14 Labor Matters. There is not currently, and within the last three years neither the Company nor any subsidiary of the Company has experienced, any strike, lockout, picketing, boycott, work stoppage or slow down or union organization activity or demands for recognition. The Company has no knowledge
(i) of any allegation, charge or complaint of unfair labor practice, employment discrimination or other matter relating to the employment of labor pending or threatened against the Company or any subsidiary of the Company, (ii) of any basis for any such allegation, charge or complaint or (iii) that it, or any subsidiary of the Company, has not complied in all material respects or is not in material compliance with all applicable laws, rules and regulations relating to the employment of labor except where such practice, discrimination matter or non-compliance will not have a Company Material Adverse Effect.

     2.15 Real Estate.

          (a) Owned Real Estate. Section 2.15 of the Disclosure Letter contains a true, complete and correct list of all real property owned by the Company or any of its subsidiaries, directly or indirectly (the "Owned Real Estate").

             (i) Title to Owned Real Estate. The Company has made available to Buyer true and complete copies of all owner's policies of title insurance issued with respect to the Owned Real Estate. To the knowledge of the Company, there are no liabilities, liens, encumbrances, easements, restrictions, reservations, agreements or other matters affecting the Company's title or any subsidiary's title to the Owned Real Estate except for those listed in such policies of title insurance or otherwise listed in Section 2.15 of the Disclosure Letter (such listed matters, the "Permitted Exceptions").

             (ii) Condemnation or Eminent Domain Proceedings. There is no pending, or to the Company's knowledge, threatened condemnation or eminent domain proceedings with respect to any of the Owned Real Estate.

             (iii) Taxes. There are no taxes or betterment assessments other than ordinary real estate taxes pending or payable against the Owned Real Estate. To the Company's knowledge, there are no unpaid taxes or levies, permit fees or connection fees remaining unpaid with respect to existing curb cuts, sewer hook-ups, water main hook-ups or other municipal services of a like nature which are due and which if they remain unpaid will have a Company Material Adverse Effect.

             (iv) Utilities. All water, sewer, gas, electric, telephone, drainage and other utility equipment required by law or necessary for the current operation of the Owned Real Estate are installed and connected to the Owned Real Estate and such utilities are available in sufficient quantities and such connections are adequate to service the Owned Real Estate as it is currently improved and operated.

             (v) Compliance with Law; Governmental Approvals. The Company has received no notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, environmental or other law, ordinance, code, regulation, license, permit or authorization issued in respect to any of the Owned Real Estate, and the Company has no knowledge of any violations of any such applicable statutes, laws, codes or ordinances or other governmental regulations, which violation or violations would reasonably be expected to have a Company Material Adverse Effect.

             (vi) Condition. Substantially all of the buildings, fixtures and other improvements located on the Owned Real Estate which are material to the business of the Company or its subsidiaries are in sufficient condition and repair for the operation of the Owned Real Estate as presently conducted.

            (vii) Flood Hazard Areas. The Owned Real Estate is not located in any special flood hazard area as designated by any Governmental Entity having jurisdiction over the Owned Real Estate.

           (viii) Leases. None of the Owned Real Estate is leased to any other person.

        (b) Leased Real Estate. Section 2.15 of the Disclosure Letter contains a complete and correct list of all real property leased by the Company or any of its subsidiaries or lessor or lessee, directly or indirectly (the "Leased Real Estate").

             (i) Leases. The Company has made available to Buyer true, complete and accurate copies of all leases or other agreements ("Leases") under which the Company or any of its subsidiaries leases the Leased Real Estate, together with all amendments thereto. With respect to each of the Leases: (a) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended or altered, in writing or otherwise; (b) all material obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the knowledge of the Company, no landlord or lessor is in default under or in arrears in the payment of any sum or the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage, or both, would give rise to a default by the landlord or lessor under any such Lease; (c) all material obligations of the Company or its subsidiaries under the Leases which have accrued have been performed and neither the Company nor any subsidiary of the Company is in default under or in arrears in the payment of any sum or in the performance of any material obligation required under any of the Leases, and no circumstance presently exists which, with the passage of time or giving of notice, or both would give rise to such a default by the Company or any of its subsidiaries, and
        (d) the Company has obtained the consent of each landlord or lessor under any Leases whose consent is required in connection with the transactions contemplated by this Agreement, and the consummation of such transactions will not give any landlord or lessor under any Lease any right or remedy, including, without limitation, any right to declare a default under any Lease.

             (ii) Condemnation or Eminent Domain Proceedings. There is no pending, or, to the Company's knowledge, threatened condemnation or eminent domain proceedings with respect to any of the Leased Real Estate.

             (iii) Taxes. Other than ordinary real estate taxes pending or payable against the Leased Real Estate, there are no taxes or betterment assessments which if they remain unpaid will have a Company Material Adverse Effect. There are no taxes or levies, permit fees or connection fees remaining unpaid with respect to existing curb cuts, sewer hook-ups, water main hook-ups or other municipal services of a like nature which are due and which if they remain unpaid will have a Company Material Adverse Effect.

             (iv) Utilities. All water, sewer, gas, electric, telephone, drainage and other utility equipment required by law or necessary for the current operation of the Leased Real Estate are installed and connected to the Leased Real Estate and such utilities are available in sufficient quantities and such connections are adequate to service the Leased Real Estate as it is currently improved and operated.

             (v) Compliance with Law; Governmental Approvals. The Company has received no notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, environmental or other law, ordinance, code, regulation, license, permit or authorization issued in respect to any of the Leased Real Estate, and the Company has no knowledge of any violations of any such applicable statutes, laws, codes or ordinances or other governmental regulations, which violation or violations would reasonably be expected to have a Company Material Adverse Effect.

             (vi) Condition. Substantially all of the buildings, fixtures and other improvements located on the Leased Real Estate which are material to the business of the Company or its subsidiaries are in sufficient condition and repair for the operation of the Leased Real Estate as presently conducted.

             (vii) Flood Hazard Areas. The Leased Real Estate is not located in any special flood hazard area as designated by any Governmental Entity having jurisdiction over the Leased Real Estate.

          (c) Section 2.15 of the Disclosure Letter contains a list of all real property owned or leased by the Company or any of its subsidiaries, directly or indirectly, within the last five (5) years.

     2.16 Inventory. The Current Financial Statements set forth as of June 30, 1996, the respective dollar values of raw materials, work in process, finished goods and tooling inventory of the Company and its subsidiaries (the "Inventory"). The values at which the Inventory is stated therein reflect the normal inventory valuation policy of the Company and its subsidiaries of stating inventory at the lower of cost or market value in accordance with generally accepted accounting principles. The Inventory consists of items which are usable or saleable in the ordinary course of business, net of applicable reserves reflected in the Current Financial Statements.

     2.17 Accounts Receivable.

        (a) Section 2.17 of the Disclosure Letter sets forth as of June 30, 1996 a list of the accounts and notes receivable of the Company and its subsidiaries (the "Accounts Receivable"), including the aging thereof which, to the knowledge of the Company, is correct and complete in all material respects.

        (b) All Accounts Receivable arose out of the bona fide sale of inventory or services in the ordinary course of business and are payable on ordinary trade terms.

     2.19 Brokers. No broker, finder or investment banker, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement. The amount payable by the Company to Morgan Stanley in connection with the transactions contemplated hereby is $1,000,000, which amount shall include expenses reimbursable pursuant to the Agreement between Morgan Stanley and the Company, a copy of which has previously been provided to Buyer, and such amount shall be payable by the Company at the Closing.

     2.19 Contracts and Other Agreements. Section 2.19 of the Disclosure Letter sets forth a correct and complete list of the following contracts and other agreements to which the Company or any of its subsidiaries is a party or by or to which they or their assets or properties are bound or subject, except for those which will not continue in effect after the Closing:

        (a) any agreement that individually requires aggregate expenditures by the Company or any of its subsidiaries in any one year of more than $100,000;

        (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, or liabilities for borrowed money (i) in excess of $50,000 or (ii) in favor of any affiliate of the Company or any of its subsidiaries (other than the Company or Aetna);

        (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by the Company or any of its subsidiaries in any one year of more than $50,000, or (ii) pursuant to which the Company or any of its subsidiaries is the lessor of any real property which has rentals over $50,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

        (d) any agreement of surety, guarantee or indemnification, other than
(i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $50,000, or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

        (e) any employment agreements, consulting agreements, independent contractor agreements with respect to the sale of products by the subsidiaries of the Company, and bonus plans relating to the compensation of (i) officers or
(ii) other employees, consultants earning more than $100,000 per year or $10,000 per month;

        (f) any agreement containing covenants of the Company not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or in any line of business of the Company;

        (g) any agreement granting or restricting the right of the Company or any of its subsidiaries to use a trade name, trade mark, logo or the Company Proprietary Rights;

        (h) any collective bargaining agreements pursuant to which the Company or any of its subsidiaries has any obligation;

        (i) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $100,000 by the Company or any of its subsidiaries within one year;

        (j) any power-of-attorney or comparable obligation granted by the Company or any of its subsidiaries to any person other than in the ordinary course of business; and

        (k) any other agreement that is material to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

     Complete and correct copies of all of the contracts and other agreements set forth in Section 2.19 of the Disclosure Letter have been previously made available to Buyer. All contracts and other agreements set forth in Section 2.19 of the Disclosure Letter are valid, existing, in full force and effect, binding upon the Company or its subsidiaries, as the case may be, and to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and its subsidiaries are not, nor have they received since January 1, 1995 any written notice that they are about to be in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     2.20 Banking Facilities. Section 2.20 of the Disclosure Letter sets forth a correct and complete list of (i) each bank, savings and loan or similar financial institution (and any securities broker) in which the Company or its subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or its subsidiaries thereat; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

     2.21 Insurance. Section 2.21 of the Disclosure Letter sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, automobile and other insurance policies maintained by the Company or its subsidiaries and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). True, correct and complete copies of all Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default by the Company or its subsidiaries under the Insurance Policies and neither the Company nor any of its subsidiaries has received notice of impending cancellation or termination in respect thereof. Neither the Company nor any of its subsidiaries has received notice that any insurer under any policy referred to in this Section 2.21 is denying liability or coverage with respect to any material claim thereunder. Such policies will remain in full force and effect after giving effect to the transactions contemplated hereby. The Company has had customary insurance coverage at all times since January 1, 1992.

     2.22 Affiliate Transactions. Section 2.22 of the Disclosure Letter sets forth a complete and correct list of each existing commitment or legally binding arrangement of the Company or any subsidiary of the Company to engage in the future in any material transaction involving the transfer of any cash, property or rights to or from the Company or any subsidiary of the Company from, to or for the benefit of any affiliate of the Company, any subsidiary of the Company or any executive officer, director or stockholder of the Company or any of its subsidiaries (or any of their respective affiliates).

     2.23 Tangible Personal Property. The Company has good title to, or has a valid leasehold interest in or valid rights under contract to use, all tangible personal property which is used by the Company in the conduct of its business and is material to the conduct of its business. All of such material personal property is free and clear of all Liens, other than the Liens disclosed in
Section 2.23 of the Disclosure Letter.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder and Management Holder hereby makes to Buyer each of the representations and warranties set forth in this Section 3 with respect to such Stockholder or Management Holder.

     3.1 Company Shares. Except as set forth in Section 3.1 of the Disclosure Letter, such Stockholder owns beneficially and of record the number of the Company Shares set forth opposite such Stockholder's name in EXHIBIT A. Such Company Shares are, and when delivered by such Stockholder to Buyer pursuant to this Agreement will be, free and clear of any and all Liens. Each Management Holder owns beneficially and of record the options to purchase the shares of Old Class A Common Stock as set forth on EXHIBIT B attached hereto (the "Company Options").

     3.2 Authority. Such Stockholder or Management Holder has full right, authority, power and capacity to enter into the Operative Documents and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder or Management Holder pursuant to the Operative Documents and to carry out the transactions contemplated thereby. Each Operative Document and each agreement, document and instrument executed and delivered by such Stockholder or Management Holder pursuant to the Operative Documents constitutes a valid and binding obligation of such Stockholder or Management Holder, enforceable in accordance with its respective terms, and has been duly authorized by all necessary corporate action of each Stockholder which is a corporation, and such Stockholder has full power and authority to transfer, sell and deliver the Company Shares to Buyer pursuant to this Agreement.

     3.3 Consents and Approvals; No Violations. The execution, delivery and performance of the Operative Documents by such Stockholder or Management Holder and each such agreement, document and instrument contemplated hereby:

             (i) does not and will not violate any provision of the organizational documents of any Stockholder which is not a natural person, or any laws of the United States or any state or other jurisdiction applicable to such Stockholder or Management Holder, or require such Stockholder or Management Holder to obtain any approval, consent or waiver from, or make any filing with, any Governmental Entity or any other person that has not been obtained or made; and

             (ii) does not and will not, except for agreements which will be terminated at the Closing pursuant to Section 9.6, result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder or Management Holder is a party or by which the property of such Stockholder or Management Holder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or any subsidiary or on Company Shares owned by such Stockholder or on Company Options owned by such Management Holder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to the Company, the Stockholders and the Management Holders as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is currently conducted. Buyer has not issued or agreed to issue any shares of its capital stock, except as provided in Section
5.7 hereof. Buyer is duly qualified as a foreign corporation to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Buyer Material Adverse Effect (as defined below). The term "Buyer Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, assets, results of operations or financial condition of Buyer and its subsidiaries taken as a whole.

     4.2 Certificate of Incorporation and By-Laws. Buyer has previously delivered to the Company a true, complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Buyer is not in violation of any provision of its Certificate of Incorporation or By-Laws.

     4.3 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver the Operative Documents, and to consummate the transactions contemplated hereby. Aetna has all necessary corporate power and authority to execute and deliver the Agreement to Indemnify described in Section 6.2(d) (the "Agreement to Indemnify"). The execution and delivery of the Operative Documents by Buyer and the Agreement to Indemnify by Buyer and the consummation by Buyer and Aetna of the transactions contemplated by the Operative Documents or the Agreement to Indemnify, respectively, have been duly and validly authorized by the Board of Directors of Buyer and Aetna, respectively, and no other corporate proceedings on the part of Buyer and Aetna, respectively, are necessary to authorize the Operative Documents or the Agreement to Indemnify, respectively, or to consummate the transactions contemplated by the Operative Documents or the Agreement to Indemnify, respectively. The Operative Documents and the Agreement to Indemnify have been duly and validly executed and delivered by Buyer or Aetna, respectively, and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding agreement of Buyer or Aetna, respectively, enforceable against Buyer or Aetna, respectively, in accordance with their respective terms.

     4.4 Consents and Approvals; No Violations.

        (a) The execution and delivery of the Operative Documents by Buyer and the Agreement to Indemnify by Aetna do not, and the performance of the transactions contemplated by the Operative Documents by Buyer and the Agreement to Indemnify by Aetna will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any Governmental Entity or any other person except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (X) would not prevent or delay consummation of the transactions contemplated by this Agreement, (Y) would not otherwise prevent or delay Buyer from performing its obligations under this Agreement and (Z) would not have a Buyer Material Adverse Effect.

        (b) The execution and delivery of the Operative Documents and the Agreement to Indemnify by Buyer or Aetna, respectively, do not, and the performance of the transactions contemplated by the Operative Documents and the Agreement to Indemnify by Buyer or Aetna, respectively, will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Buyer or Aetna, respectively, (ii) violate any order, writ, injunction, decree, statute, treaty, law, rule or regulation applicable to Buyer or Aetna, respectively, or (iii) result in a violation or any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Aetna, respectively, is a party except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay in any material respect consummation of the transactions contemplated by this Agreement or otherwise prevent or delay in any material respect Buyer from performing its obligations under this Agreement or Aetna from performing its obligations under the Agreement to Indemnify.

     4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Buyer in connection with the transactions contemplated herein by this Agreement.

SECTION 5. COVENANTS

     5.1 Indemnification and Insurance.

        (a) The Company covenants and agrees that from and after the Closing, the Certificate of Incorporation and By-Laws of the Company shall contain the provisions with respect to indemnification and limitations on personal liability set forth in Exhibit D attached hereto, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Closing in any manner that would adversely affect the rights thereunder of individuals who are covered thereby (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

        (b) This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Buyer and the Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.1.

        (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.1.

     5.2 Conduct of Business of the Company. Except as otherwise provided for in this Agreement or the Recapitalization and Stock Purchase Agreement or agreed to by the Company, Buyer and the Stockholders in writing, the Company covenants and agrees as to itself and each of its subsidiaries that between the date of this Agreement and the Closing, it shall carry on its respective businesses in the usual, regular and ordinary course, consistent with past practice. Without limiting the generality of the foregoing, neither the Company nor either of its subsidiaries shall, between the date of this Agreement and the Closing, directly or indirectly, do any of the following without the prior written consent of Buyer and the Stockholders except as provided for in this Agreement or the Recapitalization and Stock Purchase Agreement:

        (a) (i) Declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock or make any other payment to a stockholder of the Company in such person's capacity as a stockholder of the Company, (ii) split, combine, reclassify or subdivide any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its capital stock;

        (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of stock of any class or any other securities or equity equivalents, other than the issuance of capital stock pursuant to the Recapitalization and Stock Purchase Agreement, including in connection with the exercise of Employee Options outstanding as of the date of this Agreement;

        (c) Acquire, sell, lease, transfer or dispose of any assets other than in the ordinary course of business, except pursuant to obligations or capital expenditure programs in effect on the date hereof;

        (d) Except in the ordinary course of business consistent with past practice or pursuant to working capital credit facilities in existence on the date hereof, incur any long-term indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or otherwise become liable or potentially liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien thereupon;

        (e) Change any of the accounting principles or practices used by it;

        (f) Increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business consistent with past practice which do not result in a material increase in benefits or compensation expense to the Company or its subsidiaries taken as a whole, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or executive officer of it or any of its subsidiaries other than in the ordinary course of business, or establish, adopt, enter into or, except as required by or as provided for in this Agreement or the Recapitalization and Stock Purchase Agreement (including, without limitation, the cancellation of Employee Options outstanding as of the date hereof), amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee except as is provided therein;

        (g) Enter into any transaction with an affiliate of the Company other than in the ordinary course of business and except for the payment of bonuses to management in the amount of $350,000 (less any applicable withholding taxes) and payment of deferred compensation to Jerome Singer in the amount of $225,186 (less any applicable withholding taxes), such amounts to be paid at the Closing;

        (h) Enter into any transaction with any Berkshire Stockholder, Prudential, Pruco or Michigan except as discussed in Section 2.22 of the Disclosure Letter;

        (i) Amend or otherwise change the Company's Certificate of Incorporation or By-Laws; or

        (j) Enter into an agreement to take any of the foregoing actions.

     5.3 No Solicitation. Unless this Agreement is terminated in accordance with its terms, neither the Company nor any of its subsidiaries shall, and the Company shall use reasonable efforts to ensure that none of its affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, knowingly encourage or enter into any agreement with respect to or participate in negotiations with, provide any confidential information to, or otherwise cooperate in any way in connection with, or enter into any agreement with respect to, any Third Party (as hereinafter defined) concerning any merger or any other business combination, sale of a substantial portion of the assets of the Company and its subsidiaries, or any similar transaction involving the Company and its subsidiaries (each, a "Business Combination," provided, however, that no transaction contemplated by this Agreement or the Recapitalization and Stock Purchase Agreement or involving Buyer or any affiliate thereof shall be a Business Combination). For purposes of this Agreement, "Third Party" shall mean any person or persons (other than Buyer, any affiliate of Buyer, or any of Buyer's directors, officers, employees, representatives, and agents.) The Company agrees to terminate, immediately following the execution of this Agreement, any pending discussions or negotiations with Third Parties with respect to any possible Business Combination. If, prior to the earlier of the Closing or the termination of this Agreement, the Company, any subsidiary of the Company or any Stockholder shall enter into any agreement with a Third Party relating to any Business Combination, the Company shall reimburse Buyer for all of the fees and expenses (including fees and expenses of counsel and accountants) incurred by Buyer in connection with the transactions contemplated by this Agreement.

     5.4 Access to Information; Confidentiality.

        (a) From the date hereof to the Closing, the Company shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents
to) afford the officers, employees and agents of Buyer (the "Representatives") reasonable access at mutually convenient times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested by Buyer.

        (b) All information obtained by Buyer pursuant to this Section 5.4 shall, to the extent required thereby, be kept confidential in accordance with the terms of the Confidentiality Agreement dated January 13, 1995 between Aetna and Citicorp Venture Capital Ltd. (the "Confidentiality Agreement").

     5.5 Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     5.6 Agreement Not To Merge. Buyer agrees that it will not, until the second anniversary of this Agreement, merge with and into the Company or agree to do so; provided, however, that Buyer may so merge with the Company on any date following the first anniversary of the date of this Agreement if, prior to the date of such merger, there has been a Qualifying Offering of the Company's common stock.

     5.7 Agreement To Issue Shares. Buyer agrees that, immediately prior to the Closing, it shall issue shares of its common stock to the Company, such shares to be all of the issued and outstanding capital stock of Buyer, and the Company agrees that, in return for the issuance of such shares, it will (i) make a capital contribution to Buyer of all the issued and outstanding shares of capital stock of Aetna and (ii) simultaneously with the Closing, issue, on behalf of Buyer, the Deferred Obligations.

SECTION 6. CONDITIONS

     6.1 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

        (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Representing Parties contained in Section 2 and the Stockholders contained in Section 3 shall be true and correct in all material respects as of the date of the Agreement and (except as otherwise specifically provided for by this Agreement or the Recapitalization and Stock Purchase Agreement or arising out of or related to the transactions contemplated by this Agreement or the Recapitalization and Stock Purchase Agreement and except as to any representation or warranty which specifically relates to an earlier date) as of the date of the Closing, as though made on and as of the date of the Closing and the Representing Parties with respect to Section 2 and the Stockholders with respect to Section 3 shall have delivered a certificate, executed by the Representing Parties with respect to Section 2 and the Stockholders with respect to Section 3 (except that the Stockholders' Representative may sign on behalf of the Designating Stockholders), with respect to such Stockholder, to such effect to Buyer. The Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the date of the Closing and the Stockholders shall have delivered a certificate, executed by the Stockholders (except that the Stockholders' Representative may sign on behalf of the Designating Stockholders), to such effect to Buyer.

        (b) Prior Closings. The transactions contemplated by the Recapitalization and Stock Purchase Agreement shall have been consummated and the Recapitalization Closing and Stock Purchase Closing (as defined therein) shall have occurred.

        (c) Other Transactions. Immediately subsequent to the effectiveness of the Amended and Restated Certificate, the Recapitalization Closing and the Stock Purchase Closing, the following shall have occurred: (i) the execution and delivery of the Stockholders Agreement by all parties thereto; (ii) the contribution by the Company to Buyer of all of the issued and outstanding capital stock of Aetna in exchange for issuance of all of the outstanding capital stock of Buyer to the Company; (iii) the merger of Aetna with and into Aetna Industries, Inc., a Delaware corporation which immediately prior to and after such merger shall be a wholly owned subsidiary of Buyer; (iv) Buyer shall have obtained debt financing on terms and conditions satisfactory to Buyer sufficient to provide for the payment and full satisfaction of all obligations of the Company as contemplated by this Agreement; (v) the dividend to Buyer of at least $11,080,730 so that Buyer may satisfy its obligations hereunder; and
(vi) the 14% Senior Subordinated Notes due 1999 of Aetna shall have been paid in full in accordance with the terms of the Securities Purchase Agreements dated as of March 3, 1989, as amended, and the Senior Subordinated Notes issued thereunder.

     6.2 Conditions to the Obligations of the Stockholders and the Management Holders. The obligations of the Stockholders and the Management Holders to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

        (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects as of the date of the Agreement and (except as otherwise specifically contemplated by this Agreement or the Recapitalization and Stock Purchase Agreement or arising out of or related to the transactions contemplated by this Agreement or the Recapitalization and Stock Purchase Agreement and except as to any representation or warranty which specifically relates to an earlier date) as of the date of the Closing as though made on and as of the date of the Closing, and Buyer shall have delivered a certificate, executed by an authorized officer of Buyer, to such effect to the Stockholders and the Management Holders. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the date of the Closing, and Buyer shall have delivered a certificate, executed by an authorized officer of Buyer, to such effect to the Stockholders and the Management Holders.

        (b) Prior Closings. The transactions contemplated by the Recapitalization and Stock Purchase Agreement shall have been consummated and the Recapitalization Closing and Stock Purchase Closing (as defined therein) shall have occurred.

        (c) Other Transactions. Immediately subsequent to the effectiveness of the Amended and Restated Certificate, the Recapitalization Closing and the Stock Purchase Closing, the following shall have occurred: (i) the execution and delivery of the Stockholders Agreement by all parties thereto; (ii) the contribution by the Company to Buyer of all of the issued and outstanding capital stock of Aetna in exchange for issuance of all of the outstanding capital stock of Buyer to the Company; (iii) the merger of Aetna with and into Aetna Industries, Inc., a Delaware corporation which immediately prior to and after such merger shall be a wholly owned subsidiary of Buyer; (iv) Buyer shall have obtained debt financing on terms and conditions satisfactory to Buyer sufficient to provide for the payment and full satisfaction of all obligations of the Company as contemplated by this Agreement; (v) the dividend to Buyer of at least $11,080,730 so that Buyer may satisfy its obligations hereunder; and
(vi) the 14% Senior Subordinated Notes due 1999 of Aetna shall have been paid in full in accordance with the terms of the Securities Purchase Agreements dated as of March 3, 1989, as amended, and the Senior Subordinated Notes issued thereunder.

        (d) Agreement to Indemnify. Buyer shall have caused Aetna to enter into an agreement with Russell L. Epker, Robert J. Small, James Bakken, Douglas A. Thal and Jerome Singer whereby Aetna agrees to indemnify such persons on terms comparable to the terms of Section 9.11 of this Agreement and otherwise satisfactory to them.

SECTION 7. INDEMNIFICATION.

     7.1 Indemnification by the Stockholders and Management Holders. Each Stockholder and Management Holder individually with respect to the representations and warranties made by such Stockholder and Management Holder in
Section 3 and each Stockholder and Management Holder jointly and severally with respect to the representations and warranties in Section 2, agrees to indemnify and hold Buyer subject to the provisions of this Section 7, harmless from and against any damages, liabilities, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (collectively, "Losses") which may be sustained or suffered by Buyer arising out of or based upon any breach of any representation or warranty contained in Section 2 or 3 of this Agreement or of such Stockholder and Management Holder under or in any certificate delivered by such Stockholder and Management Holder pursuant hereto or based upon any breach of any covenant or agreement, required by this Agreement to be performed before the Closing, by such Stockholder.

     7.2 Limitations on Indemnification by the Stockholders and Management Holders.

        (a) Notwithstanding the foregoing and subject to Section 7.6(d), (i) except for any claim arising out of or based upon a breach of Sections 2.9, 2.11 or 2.13 of this Agreement, no indemnification shall be payable to Buyer with respect to claims asserted pursuant to Section 7.1 on any date after the first anniversary of the Closing, (ii) with respect to any claim arising out of or based upon a breach of Section 2.9 or 2.11 of this Agreement, no indemnification shall be payable to Buyer with respect to claims asserted pursuant to Section
7.1 on any date after the third anniversary of the Closing, (iii) with respect to any claim arising out of or based upon a breach of Section 2.13 of this Agreement, no indemnification shall be payable to Buyer with respect to claims asserted pursuant to Section 7.1 on any date after the expiration of the statute of limitations applicable to such claim (each such date being an "Indemnification Cut-Off Date"), (iv) no Stockholder or Management Holder shall be liable unless, and only to the extent that, the Losses for which the Buyer is entitled to be indemnified for hereunder exceed, individually or in the aggregate, $500,000 (any such excess, the "Indemnifiable Losses") and (v) each Stockholder's and Management Holder's liabilities under this Section 7 with respect to the Indemnifiable Losses shall be further limited by and paid only according to the provisions of Section 7.6(b) and (c).

        (b) No Stockholder or Management Holder shall be liable under this
Section 7 for an aggregate amount, for all claims made pursuant to this Section 7, in excess of the Set-Off Percentage (as defined in Section 7.6(a)) applicable to each Note or Deferred Obligation held by such Stockholder or Management Holder immediately following the Closing multiplied by five million dollars ($5,000,000).

        (c) Notwithstanding any other provision of this Agreement, no Stockholder or Management Holder shall be liable hereunder with respect to any individual claim for indemnification for an Indemnifiable Loss unless such Indemnifiable Loss is greater than

$15,000, and thereafter the entire amount of such Indemnifiable Loss shall be recoverable, to the extent provided by and in accordance with the provisions of, this Section 7.

     7.3 Indemnification by Buyer. Buyer agrees to indemnify and hold each of the Stockholders and Management Holders harmless from and against any Losses which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant hereto.

     7.4 Limitation on Indemnification by Buyer. Notwithstanding the foregoing, no indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 7.3 above after the fourth anniversary of the Closing.

     7.5 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to any indemnifying party within the period in which indemnification claims can be made hereunder; provided, however, that notice by Buyer to the Designating Stockholders will be deemed to be given if notice is given by Buyer to the Stockholders' Representative. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third party claim or liability if it so elects. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel. If the indemnifying party decides not to direct the defense, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense. If the parties hereto attempt to resolve in good faith a claim for indemnification hereunder and if such claim is not resolved within 60 days from the date of such claim, the party making such claim may bring suit in a court of competent jurisdiction.

     7.6 Satisfaction of Stockholder Indemnification Obligations.

        (a) Upon providing notice to the Stockholders and Management Holders of a claim for an Indemnifiable Loss (the "Claimed Amount") pursuant to this
Section 7 within the applicable time periods set forth in Section 7.2(a), Buyer shall be entitled to withhold payment of a portion of the unpaid principal amount of each Note and Deferred Obligation that is still outstanding, such withheld amount to be equal to the Claimed Amount multiplied by a fraction

(such fraction herein referred to, for each such Note and Deferred Obligation, as the "Set-Off Percentage"), the numerator of which shall be the principal amount of each such Note or Deferred Obligation (or such Secondary Note (as such term is defined in the Notes) or such correspondeing obligation under a Deferred Obligation) then outstanding, as the case may be, and the denominator of which shall be a notional amount equal to the sum of (i) the aggregate principal amount of all then outstanding Notes and Deferred Obligations, (ii) the aggregate principal amount of Notes and Deferred Obligations which have been acquired or satisfied by the Company or any affiliate thereof in transactions which did not constitute pro rata prepayments in accordance with the terms thereof, (iii) the aggregate principal amount of all Secondary Notes and the corresponding obligations under the Deferred Obligations which would have been issued in connection with such acquired Notes or Deferred Obligations (both directly with respect to such Notes or Deferred Obligations and indirectly with respect to Notes or Deferred Obligations derivative therefrom) if they had not been acquired, (iv) the aggregate principal amount of all Notes and Deferred Obligations converted pursuant to their terms and conditions and (v) the aggregate principal amount of all Secondary Notes and the corresponding obligations under the Deferred Obligations which would have been issued in connection with such converted Notes or Deferred Obligations (either directly with respect to such Notes or Deferred Obligations or indirectly with respect to Notes or Deferred Obligations derivative therefrom) if they had not been converted. Upon a Determination (as defined in paragraph (b)) and the set-off or reduction by the buyer as provided below, payment of such withheld amounts shall be made as provided by the terms of the Notes and Deferred Obligations.

        (b) Notwithstanding the provisions of paragraph (a) above, Buyer shall be entitled to indemnification with respect to the amount of or any portion of the amount of a claim pursuant to Section 7.1 hereof only upon the earlier of
(i) the execution and delivery by Buyer, the Stockholders and Management Holders of a joint written statement acknowledging the liability for any such amount or
(ii) the final adjudication after all appeals by a court of competent jurisdiction that Buyer is entitled to indemnification with respect to such Claimed Amount or for an amount determined pursuant to the provisions of this
Section 7 which such court shall deem proper (each such acknowledgment or determination, a "Determination" and the amount of the claim so acknowledged or determined an "Indemnifiable Claim").

        (c) Any and all amounts owed to Buyer by any Stockholder or Management Holder with respect to an Indemnifiable Claim shall be satisfied only by means of a reduction, by the appropriate Set-Off Percentage, in the principal amount still outstanding of and accrued but unpaid interest on each Note and Deferred Obligation held by such Stockholder or Management Holder; provided, however, that (i) if an Indemnifiable Claim is asserted prior to June 30, 1997, reduction shall be made first to the Prepayment Principal Amount (as such term is defined in the Notes) and (ii) if an Indemnifiable Claim is asserted on or after June 30, 1997, such reduction shall be made only to the Remaining Principal Amount (as such term is defined in the Notes); provided further, if the Indemnifiable Claim relates to a breach of a representation or warranty in Section 3, the Indemnifiable Claim may be satisfied (subject to all limitations set forth in this Section 7) only by means of a reduction in the principal amount of and accrued but unpaid interest on the Notes and the Deferred Obligations, if any, issued on the date of this Agreement to the Stockholder or Management Holder who made such representation or warranty and to whom such representation or warranty relates and no other Stockholder or Management Holder shall be liable for any portion of such Indemnifiable Claim and no other Notes or Deferred Obligations shall be subject to reduction in principal amount or accrued interest pursuant to this Section 7. It is agreed and understood that any reduction to the amounts, if any, due under the Notes or Deferred Obligations pursuant to this Section 7 shall be in complete satisfaction of any and all amounts payable to Buyer by such Stockholder or Management Holder with respect to any Indemnifiable Claim made pursuant to this Section 7, and in no event shall the aggregate amount payable pursuant to this paragraph (c) by any Stockholder or Management Holder with respect to all Indemnifiable Claims exceed the amount set forth in Section 7.2(b).

        (d) If any of the Notes or Deferred Obligations are converted, pursuant to their terms and provisions, into shares of common stock of the Company or are paid or payable by the Company, Buyer shall have no right to make any further claims for indemnification pursuant to this Section 7; provided, however, if, prior to such conversion or prepayment in the case of a prepayment at the option of Buyer, Buyer has made a claim for indemnification pursuant to this Section 7, then until the date on which a Determination related to such claim is made, each Stockholder or Management Holder (or, if the claim relates to a breach of a representation or warranty contained in Section 3, the Stockholder or Management Holder who made such representation or warranty and to whom such representation or warranties relates) shall retain the lesser of (i) all shares of common stock received by such Stockholder or Management Holder upon such conversion or (ii) a number of shares of common stock received by such Stockholder or Management Holder upon such conversion, valued at the closing price of such stock on the date of the conversion therefor of the underlying Notes or Deferred Obligations, equal in value to the Set-Off Percentage applicable to the Note or Deferred Obligation so converted multiplied by the lesser of (X) the amount of such Indemnifiable Claim or (Y) the "Aggregate Limit Amount," which shall mean the least of (A) $5,000,000, (B) the amount of such claim or (C) $5,000,000 less the sum of all Indemnifiable Claims previously satisfied by the Stockholders and Management Holders and of any other amounts being retained by such Stockholder or Management Holder pursuant to this sentence. If such retained shares are subsequently sold or if the Note or Deferred Obligation is prepaid at the option of Buyer, each Stockholder or Management Holder shall retain an amount in cash equal to the lesser of (i) the net proceeds (after expenses and taxes) of such sale or such prepayment amount, as applicable or (ii) the Set-Off Percentage applicable to the Note or Deferred Obligation converted or prepaid at the option of Buyer by such Stockholder or Management Holder multiplied by the lesser of
(X) the amount of such Indemnifiable Claim or (Y) the Aggregate Limit Amount. After a Determination has been made with respect to such claim and the amount of the Indemnifiable Claim has been determined, Buyer's sole remedy pursuant to this paragraph (d) with respect to each Stockholder or Management Holder shall be, at the election of each Stockholder and Management Holder, to receive from each Stockholder and Management Holder either (i) cash in an amount equal to the Set-Off Percentage applicable to the Note or Deferred Obligation converted or prepaid at the option of

Buyer by such Stockholder or Management Holder multiplied by the lesser of
(x) the amount of such Indemnifiable Claim or (y) the Aggregate Limit Amount or (ii) a number of shares of common stock of the Company, valued at the closing price of such stock on the date of the conversion therefor of the underlying Notes or Deferred Obligations, equal in value to the Set-Off Percentage applicable to the Note or Deferred Obligation converted by such Stockholder or Management Holder multiplied by the lesser of (X) the amount of such Indemnifiable Claim or (Y) the Aggregate Limit Amount. In the event of a conversion or prepayment at the option of Buyer, the aggregate amount payable by any Stockholder or Management Holder pursuant to this paragraph (d) shall not exceed the amount of the least of (i) the amount set forth in Section 7.2(b),
(ii) the value of the shares of common stock of the Company received by such Stockholder or Management Holder upon conversion or prepayment at the option of Buyer of the Notes or Deferred Obligations, valued at the closing price of such stock on the date of such conversion or prepayment or (iii) the net cash proceeds (after expenses and taxes) of the sale of the common stock received by such Stockholder or Management Holder upon conversion or from prepayment at the option of Buyer of the Notes or Deferred Obligations, as the case may be.

SECTION 8. TERMINATION OF AGREEMENT.

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

        (a) by mutual written consent of all parties hereto;

        (b) by any of the parties hereto if any United States federal or state court of competent jurisdiction or any Government Entity shall have issued an injunction, order, decree or ruling (an "Injunction") or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Injunction or other action shall have become final and non-appealable; or

        (c) by the Company, the Stockholders or Buyer, if (i) the Closing shall not have occurred on or before August 16, 1996 and such failure is not caused by breach of this Agreement by the terminating party or (ii) the Recapitalization and Stock Purchase Agreement has been terminated in accordance with its terms.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereof or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease, other than the provisions of
Section 5.4 and 9.1.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the party of a party hereto any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (except that the Stockholders Representative may sign on behalf of the Designating Stockholders).

SECTION 9. MISCELLANEOUS.

     9.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided, however, that the Company will pay all costs incurred in connection with the transfer of the Company Shares to Buyer as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company or any subsidiary, all legal, accounting or professional expenses of the Company or Stockholders and all New York state stock transfer taxes.

     9.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to the Company, to

            MS Acquisition Corp.
            c/o Aetna Industries, Inc.
            24331 Sherwood Avenue
            Centerline, Michigan 48015-0067
            Attention: Ueli Spring
            Telephone: (810) 759-2200
            Facsimile: (810) 759-2209

            with a copy to:

            MS Acquisition Corp.
            c/o Berkshire Partners LLC
            One Boston Place
            Boston, Massachusetts 02108
            Attention: Russell L. Epker
            Telephone: (617) 227-0050
            Facsimile: (617) 227-6105

            and with a copy to:

            Goodwin, Procter & Hoar LLP
            Exchange Place
            Boston, Massachusetts 02109
            Attention: Stephen W. Carr, P.C.
            Telephone: (617) 570-1000
            Facsimile: (617) 523-1231

        (b) if to the Stockholders, to

            Berkshire Partners LLC
            One Boston Place
            Boston, Massachusetts 02108
            Attention: Russell L. Epker
                       Robert J. Small
            Telephone: (617) 227-0050
            Facsimile: (617) 227-6105
             with a copy to:

             Goodwin, Procter & Hoar LLP
             Exchange Place
             Boston, Massachusetts 02109
             Attention: Stephen W. Carr, P.C.
             Telephone: (617) 570-1000
             Facsimile: (617) 523-1231

             and to:

             The Prudential Insurance Company of America
             Pruco Life Insurance Company
             c/o Prudential Financial Restructuring Group
             Four Gateway Center, 9th Floor
             Newark, New Jersey 07102-4069
             Attention: Stephen Haeckel
             Telephone: (201) 802-2678
             Facsimile: (201) 802-2662

             With a copy to:

             Prudential Law Department
             Four Gateway Center, 6th Floor
             Newark, New Jersey 07102-4069
             Attention: Jack Pfeilsticker
             Telephone: (201) 802-9200
             Facsimile: (201) 802-3853

             and with a copy to:

             Willkie Farr & Gallagher
             One Citicorp Center
             153 East 53rd Street
             New York, New York 10022-4677
             Attention: Duncan J. Stewart
             Telephone: (212) 821-8271
             Facsimile: (212) 821-8111

             and to:

             Michigan Department of Treasury
             430 West Allegan
             Lansing, Michigan 48922
             Attention: Thomas Hufnagel
             Telephone: (517) 373-4330
             Facsimile: (517) 335-3668

             With a copy to:

             Willkie Farr & Gallagher
             One Citicorp Center
             153 East 53rd Street
             New York, New York 10022-4677
             Attention: Duncan J. Stewart
             Telephone: (212) 821-8271
             Facsimile: (212) 821-8111


         (c) if to Buyer, to

             Aetna Holdings, Inc.
             c/o Aetna Industries, Inc.
             24331 Sherwood Avenue
             Centerline, Michigan 48015-0067
             Attention: Ueli Spring
             Telephone: (810) 759-2200
             Facsimile: (810) 759-2209

             with a copy to

             Citicorp Venture Capital, Ltd.
             399 Park Avenue
             New York, New York 10043
             Attention: Michael Delaney
             Telephone: (212) 559-2056
             Facsimile: (212) 888-2940

             and:

             Morgan, Lewis & Bockius LLP
             101 Park Avenue
             New York, New York 10178-0060
             Attention: Philip H. Werner
             Telephone: (212) 309-6080
             Facsimile: (212) 309-6273

     9.4 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 Termination of Other Agreements. The parties agree that, upon the Closing, the following agreements shall terminate and from and after the Closing shall have no further force and effect: the Stock Purchase and Stockholders Agreement dated as of March 3, 1989 by and among the Company and the Purchasers (as defined therein), the Parallel Exit Agreement dated as of March 3, 1989 by and between the Stockholders (as defined therein), the Voting Rights Agreement dated as of March 3, 1989 by and among the Company, the Berkshire Group (as defined therein) and the Management Group (as defined therein), the Designated Shares Agreement dated as of March 3, 1989 by and between the Company and the Stockholders (as defined therein), the Registration Rights Agreement dated as of March 3, 1989 by and among MS and the Berkshire Investors (as defined therein), the Registration Rights Agreement dated as of March 3, 1989 by and between the Company, Prudential, Pruco and Michigan, and the Management Agreement dated as of March 3, 1989 by and among the Company, Aetna and Berkshire, each as may have been amended from time to time, and the parties hereto consent to the transactions contemplated by this Agreement or the Recapitalization and Stock Purchase Agreement, whether or not such transactions are consistent with the terms of the other agreements referred to in this Section 9.6. Each of the parties hereto further agrees that there shall be no surviving rights or liabilities or other obligations of any party to the other agreements referred to in this Section 9.6 and each of the parties hereto releases all other parties hereto, and their officers, directors, stockholders, partners, agents and employees from all actions, causes of action, suits, debts, sums of money, covenants, controversies, agreements, damages, judgments, claims and demands, at law or in equity, arising out of such other agreements which it may now have or has ever had on or prior to the date hereof.

     9.7 Entire Agreement; Assignment. This Agreement (together with the Disclosure Letter and the other documents delivered pursuant hereto or thereto)
(a) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; including, without limitation, the letter of intent dated March 27, 1996, as amended, and (b) shall not be assigned by operation of law or otherwise without the written approval of the other parties hereto; provided, however, that any party may assign this Agreement to an affiliate of such party, but such assignment will not relieve such party of its obligations hereunder; and further provided that the Buyer at the Closing may assign its rights under Section 7, subject to the provisions thereof, to any holder of Senior Debt (as such term is defined in the Notes) on the day of the Closing.

     9.8 Remedies. The remedies of the parties after the Closing with respect to this Agreement and any transactions contemplated hereby, including without limitation any breach of a representation or warranty or of any covenant to be performed prior to the Closing contained herein by any party and any and all claims, demands, damages, liabilities, expenses, actions and causes of action of whatever nature, whether at law or in equity, whether or not presently known or capable of proof as of the date of this Agreement or as of the Closing, arising out of or relating to this Agreement or the transactions contemplated hereby, shall be limited to the rights set forth in Section 7.

     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.1 and 9.11 hereof.

     9.10 Severability. The invalidity or unenforceability of a provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9.11 Indemnification by the Company and Buyer with Respect to Senior
Notes. The Company and Buyer, jointly and severally, agree to indemnify and hold harmless Russell L. Epker, Robert J. Small, James Bakken, Douglas A. Thal and Jerome Singer against any and all Losses to which such person may become subject insofar as such Losses arise out of or are based on or are related to any untrue statement or alleged untrue statement of any material fact contained in the Offering Memorandum, or Preliminary Offering Memorandum dated July 25, 1996, or any amendment or supplement thereto, relating to the Senior Notes due 2006 of Aetna, or arise out of or are based upon or are related to the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them not misleading and will promptly reimburse each such person for any reasonable legal and other expenses as such expenses are incurred by such person in connection with investigating, defending, settling, compromising or paying such Loss; provided, however, that no indemnification shall be owing to such person pursuant to this
Section 9.11 to the extent such information arises out of or is based on any untrue statement or omission or alleged omission made in such documents in reliance upon or in conformity with written information furnished specifically for use therein to the Company or its representative by or on behalf of such person.

     9.12 Further Assurances: Post-Closing Cooperation. At any time or from time to time after the Closing, the parties hereto shall execute and deliver to Buyer such other documents and instruments, provide such materials and information and take such other actions as any party hereto may reasonably request in order that the requested party fulfill its obligations under this Agreement which were to be performed at or prior to the Closing.

     9.13 Limited Recourse. Notwithstanding anything in this Agreement, the Recapitalization and Stock Purchase Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of any entity under this Agreement or under the Recapitalization and Stock Purchase Agreement shall be without recourse to any partner, associate or affiliate of such entity, or any other of its respective officers, directors, employees or agents and shall be limited to the assets of such entity.

     9.14 Release of Representing Parties by Stockholders. Effective as of the Closing, each of the Stockholders, on behalf of itself, and its predecessors, successors, controlling or related entities, affiliates, executors, administrators, heirs and assigns, and all of their respective past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, stockholders and employees, and all other persons in connection therewith that might claim by, through or under it or them (collectively, the "Stockholder Releasors"), agrees to and hereby releases and forever discharges the Representing Parties and their executors, administrators, heirs and assigns, and all of their respective past, present and future representatives, agents, assigns, attorneys, partners and employees (collectively, the "Representing Party Releasees") from and against, and agrees not to commence any suit or action based upon, any and all claims, demands, damages, liabilities, expenses, actions and causes of action of whatever nature, whether at law or in equity, whether presently known or capable of proof as of the date of this Agreement or as of the Closing, arising out of or relating to the (i) making of the representations and warranties contained in Section 2 hereof or (y) providing of information contained in the Disclosure Letter, which any of the Stockholder Releasors has or may have, claimed or asserted against the Representing Party Releasees; provided, however, that this Section 9.14 will not cover, and will not release any Representing Party Releasee with respect to,
(i) such claims, demands, damages, liabilities, expenses or causes of action which arise out of fraud or willful misconduct of or by such Representing Party or (ii) the Buyer's rights pursuant to Section 7 hereof.

     9.15 Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned person;

        (b) "associate" means with respect to any person, (i) any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or any of its parents or subsidiaries.

        (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "knowledge of the Company" and similar phrases means the actual knowledge of Ueli Spring, Harold Brown and Gary Easterly;

        (e) "person" means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity;

        (f) "Qualifying Offering" means the consummation of an underwritten primary or secondary public offering of Common Stock registered under the Securities Act of 1933, as amended, as the result of which the Company receives at least $20 million of aggregate gross proceeds; and

        (g) "subsidiary" or "subsidiaries" of Buyer or the Company or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer or the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, provided, however, that Buyer shall be deemed not to be a subsidiary of the Company for the purposes of this Agreement.

     9.16 Survival of Representations and Warranties. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to this Agreement are material, shall be deemed to have been relied upon by the other parties and shall survive the execution of this Agreement regardless of any investigation and shall not merge in the performance of any obligation by any party hereto; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 7 shall expire.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

The Company:                              MS ACQUISITION CORP.

                                          By:  /s/ UELI SPRING
                                               ---------------------------------
                                                      President

The Stockholders:                         THE BERKSHIRE FUND
                                           A LIMITED PARTNERSHIP

                                          BY: BERKSHIRE CAPITAL ASSOCIATES,
                                              LIMITED PARTNERSHIP
                                              Its General Partner

                                          By:  /s/ RUSSELL L. EPKER
                                               ---------------------------------
                                                   A General Partner

                                          /s/ BRADLEY M. BLOOM
                                          --------------------------------------
                                          Bradley M. Bloom

                                                         *
                                          --------------------------------------
                                          J. Christopher Clifford

                                          /s/ RUSSELL L. EPKER
                                          --------------------------------------
                                          Russell L. Epker

                                          /s/ CARL FERENBACH
                                          --------------------------------------
                                          Carl Ferenbach

                                          /s/ RICHARD K. LUBIN
                                          --------------------------------------
                                          Richard K. Lubin

                                                         *
                                          --------------------------------------
                                          Lea Anne S. Ottinger

                                          /s/ KEVIN T. CALLAGHAN
                                          --------------------------------------
                                          Kevin T. Callaghan

/s/ RUSSELL L. EPKER
--------------------------------------
*By Power of Attorney

                                          BERKSHIRE PARTNERS LLC, as Escrow
                                          Agent

                                          By: /s/ RUSSELL EPKER
                                              ----------------------------------

                                          THE PRUDENTIAL INSURANCE
                                           COMPANY OF AMERICA

                                          By: /s/ STEPHEN R. HAECKEL
                                              ----------------------------------
                                                    Vice President

                                          PRUCO LIFE INSURANCE COMPANY

                                          By: /s/ B. ROSS SMEAD
                                              ----------------------------------
                                                  Vice President

                                          STATE TREASURER OF THE STATE OF
                                          MICHIGAN, CUSTODIAN OF THE PUBLIC
                                          SCHOOL EMPLOYEES' RETIREMENT
                                          SYSTEM; STATE EMPLOYEES' RETIREMENT
                                          SYSTEM; MICHIGAN STATE POLICE
                                          RETIREMENT SYSTEM; JUDGES'
                                          RETIREMENT SYSTEM; AND PROBATE
                                          JUDGES' RETIREMENT SYSTEM



                                          By:  /s/ PAUL H. RICE
                                               ---------------------------------
                                                     Title

                                          /s/ JEROME SINGER
                                          --------------------------------------
                                          Jerome Singer

                                          /s/ DOUGLAS A. THAL
                                          --------------------------------------
                                          Douglas A. Thal

                                          /s/ ROBERT J. KLEIN
                                          --------------------------------------
                                          Robert J. Klein

                                          /s/ STEVEN SINGER
                                          --------------------------------------
                                          Steven Singer

                                          AETNA HOLDINGS, INC.



                                          By: /s/ UELI SPRING
                                              ----------------------------------
                                                   President

                                          /s/ UELI SPRING
                                          --------------------------------------
                                          Ueli Spring

                                          /s/ HAROLD BROWN
                                          --------------------------------------
                                          Harold Brown

                                          /s/ GARY EASTERLY
                                          --------------------------------------
                                          Gary Easterly

                                          /s/ EDWARD LAWSON
                                          --------------------------------------
                                          Edward Lawson

                                          /s/ DANIEL PIERCE
                                          --------------------------------------
                                          Daniel Pierce

                                          /s/ DAVID THAL
                                          --------------------------------------
                                          David Thal

                                          /s/ RALPH BREDENBECK
                                          --------------------------------------
                                          Ralph Bredenbeck

                                   EXHIBIT A

                     LIST OF STOCKHOLDERS AND STOCKHOLDINGS

                                        THE COMPANY SHARES TO BE SOLD
                                              TO AETNA HOLDINGS
                                       -------------------------------
                                        NEW
                                       CLASS       NEW         NEW          CONSIDERATION TO BE
                                         A       CLASS B     SERIES A     RECEIVED BY STOCKHOLDER     ADDITIONAL
                                       COMMON    COMMON     PREFERRED     ------------------------       CASH
        NAME OF STOCKHOLDER            STOCK      STOCK       STOCK          CASH         NOTES        PAYMENT
------------------------------------   ------    -------    ----------    ----------    ----------    ----------
The Berkshire Fund..................      0     449,574     57,436.160    $3,567,049    $2,814,747    $15,713.72
Bradley M. Bloom....................      0       3,601        460.080    $   28,573    $   22,548    $   137.31
J. Christopher Clifford.............      0       3,601        460.080    $   28,573    $   22,548    $   137.31
Russell L. Epker....................      0       3,601        460.080    $   28,573    $   22,548    $   137.31
Carl Ferenbach......................      0       3,601        460.080    $   28,573    $   22,548    $   137.31
Richard K. Lubin....................      0       3,601        460.080    $   28,573    $   22,548    $   137.31
Lea Anne S. Ottinger................      0       1,633        208.620    $   12,956    $   10,224    $        0
Kevin T. Callaghan..................      0         876        111.830    $    6,946    $    5,481    $    30.73
The Prudential Insurance Company of
  America...........................      0     491,335     62,771.420    $3,898,393    $3,076,208    $        0
Pruco Life Insurance Company........      0      36,978      4,724.270    $  293,398    $  231,520    $        0
State Treasurer of the State of
  Michigan, as Custodian............      0     204,126     26,078.570    $1,619,599    $1,278,017    $        0
Jerome Singer.......................      0      63,988      8,174.890    $  507,698    $  400,623    $        0
Douglas A. Thal.....................      0      63,988      8,174.890    $  507,698    $  400,623    $        0
Robert J. Klein.....................      0      38,393      4,904.930    $  304,619    $  240,374    $        0
Steven Singer.......................      0      25,595      3,269.960    $  203,079    $  160,249    $        0

                                   EXHIBIT B

     COMPANY OPTIONS AND CONSIDERATION TO BE RECEIVED BY MANAGEMENT HOLDERS

                                                                      CONSIDERATION TO BE RECEIVED BY
                                                                             MANAGEMENT HOLDER
                                                          -------------------------------------------------------
                                                           NEW       NEW
                                       COMPANY OPTIONS    CLASS     CLASS        NEW
                                           (TO BE           A         B       SERIES A
                                          EXCHANGED       COMMON    COMMON    PREFERRED                DEFERRED
        NAME OF STOCKHOLDER             AND CANCELED      STOCK     STOCK       STOCK       CASH      OBLIGATIONS
------------------------------------   ---------------    ------    ------    ---------    -------    -----------
Ueli Spring.........................        30,000        5,093        0       650.270     $93,450     $ 240,374
Harold Brown........................        10,800        1,834        0       234.100     $33,642     $  86,535
Gary Easterly.......................         5,800          984        0       125.720     $18,067     $  46,472
Edward Lawson.......................         5,800          984        0       125.720     $18,067     $  46,472
Daniel Pierce.......................         5,800          984        0       125.720     $18,067     $  46,472
David Thal..........................         2,750          467        0        59.610     $ 8,566     $  22,034
Ralph Bredenbeck....................         1,250          212        0        27.090     $ 3,894     $  10,016

                                  EXHIBIT C

                    FORM OF JUNIOR SUBORDINATED DEBENTURE

                                  EXHIBIT D

[ATTACH ARTICLE IV OF BY-LAWS AND ARTICLE NINTH OF CERTIFICATE OF INCORPORATION]